Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report, which contains an explanatory paragraph relating to substantial doubt with respect to the Company’s ability to continue as a going concern, dated March 21, 2007 relating to the financial statements of Symbollon Pharmaceuticals, Inc. for the years ended December 31, 2006 and 2005 included in this Form 10-KSB, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-86704, 333-30467, 333-30359 and 333-80368) and Form SB-2 (File Nos. 333-109772, 333-124687, 333-136871 and 333-140200).

/s/Vitale, Caturano & Company, Ltd.

VITALE, CATURANO & COMPANY, LTD.

March 21, 2007
Boston, Massachusetts